Exhibit 10.2

SUBLICENSE AGREEMENT

THIS TECHNOLOGY EXCLUSIVE SUBLICENSE AGREEMENT (this “Sublicense Agreement”), dated as of October 22, 2015 (the “Effective Date”), is entered by and between NOVAS ENERGY NORTH AMERICA, LLC, a limited liability company organized under the laws of the State of Delaware, having a principal place of business at Suite 350 1122 4th Street SW, Calgary, Alberta, Canada T2R 1M1 as Sublicensee (hereinafter called “Sublicensee”) and NOVAS ENERGY (USA) INC., a corporation organized under the laws of the State of Delaware, having a principal place of business at 1701 Commerce Street, 2nd Floor, Houston, Texas 77002 as Licensee (hereinafter called “Licensee”) and NOVAS ENERGY GROUP LIMITED, a corporation organized under the laws of the British Virgin Islands, having a principal place of business at P.O. Box 958, Morgan & Morgan Building, Pasea Estate, Road Town, Tortola, British Virgin Islands as Licensor (hereinafter called “Licensor”).

WHEREAS, Licensor owns by assignment the right, title, and interest in and to an invention involving a process and apparatus utilized in the production enhancement of hydrocarbon deposits using metallic plasma-generated, directed, nonlinear, wide-band, and elastic oscillations at resonance frequencies (the “Technology”) with a patent application for the protection of such Technology having been filed with the United States Patent and Trademark Office, which patent application is pending and attached as Schedule A to this Sublicense Agreement (the “Application”);

WHEREAS, Licensee entered into an exclusive, royalty-bearing license agreement with Licensor, dated January ___, 2013 (the “License Agreement”), for the use, development, marketing and commercialization of the Licensor's Technology (now or hereafter acquired) and the patent pending for the foregoing business purposes; the License Agreement is attached as Schedule B to this Sublicense Agreement;

WHEREAS, the License Agreement grants Licensee the authority, within the Licensed Territory, to (i) utilize the Technology to provide services to third parties; (ii) utilize the Technology to provide services for itself; and (iii) enter into sublicense agreements with third parties;

WHEREAS, Sublicensee desires to secure an exclusive, royalty-bearing sublicense for the use, development, marketing and commercialization of the Licensor’s Technology (now or hereafter acquired) and the patent pending for the foregoing business purposes;

WHEREAS, Licensee has the authority and is agreeable to sublicensing to Sublicensee, on an exclusive and royalty-bearing basis, the Technology and the patents pending for the foregoing business purposes in the Licensed Territory; and

WHEREAS, the parties have negotiated and have reached certain understandings and desire a document to evidence and formalize such understandings.

NOW, THEREFORE, in consideration of the terms, conditions, mutual promises, and covenants set forth in this Sublicense Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Sublicense Agreement, except as otherwise expressly provided herein or unless the context clearly requires otherwise, the terms set forth hereinafter will be defined as follows:

(a)	“Affiliate” of any entity means any other entity that directly or indirectly, through one or more subsidiaries or intermediaries, controls, is controlled by, or is under common control with such entity.

(b)	“Confidential Information” as used herein means any information contained in this Sublicense Agreement, together with the trade secrets and any information which is non-public, confidential or proprietary in nature, including without limitation, business information, trade secrets, and any information related to the Technology whether written, oral, or in electronic form, provided that information given orally is identified as confidential at the time of disclosure and confirmed as confidential in writing within thirty (30) days of such disclosure but will not include information that:

(i)	is or becomes disclosed to the public other than as a result of any act by the receiving party;

(ii)	is rightfully received from a third party without similar restriction and without breach of this Sublicense Agreement;

(iii)	the receiving party is able to demonstrate was known to it on a non-confidential basis before such information was disclosed to such party by or on behalf of the disclosing party; or

(iv)	was independently developed by a party without the use of any other Confidential Information.

(c)	“Improvements” means any improvements, enhancements or modifications of the Technology subject to the terms and conditions of this Sublicense Agreement.

(d)	“Joint Venture Agreement” means the Operating Agreement of Novas Energy North America, LLC, by and among Licensee and Technovita Technologies USA, Inc.

(e)	“Licensed Process” means a method or process either covered by the Patent Rights or by the Technology (now owned or hereafter acquired).

(f)	“Licensed Services” means the performance of a service using the practice of a Licensed Process.

(g)	“Licensed Territory” means the United States of America and its territories and possessions.

(h)	“Net Service Sales” means the cash consideration received by Sublicensee from the Sale of Licensed Services less the following items directly attributable to the Sale of such Licensed Services and borne by Sublicensee as the seller: (i) discounts and rebates actually granted; (ii) sales, value added, use, and other taxes and government charges actually paid, excluding income taxes; and (iii) other amounts actually refunded, allowed, or credited due to rejections or re-works but not exceeding the original invoiced amount. Additionally, if Sublicensee provides Licensed Services (x) for its own internal purposes, (y) on assets owned by Licensee or (z) otherwise in a situation that does not involve a Sale for which a royalty is paid under Article 4, then Net Service Sales will also include an amount equal to the customary sale price charged to a third party for the same Licensed Services.

(i)	“Parties” means Licensor, Licensee and Sublicensee. “Party” will mean any one of the entities mentioned.

(j)	“Patents” means the issued patents and patents issued pursuant to any pending patent applications related to the Technology listed in Exhibit A attached hereto.

(k)	“Patent Rights” means the Patents, together with any divisional, continuation or continuation-in-part applications based thereon, and any reissues or extensions that may be based on any of the Patents and will also include all improvements, modifications, enlargements, and extensions made to any of the Patent Rights during the period in which this Sublicense Agreement is in effect.

(l)	The phrase “covered by the Patent Rights” and equivalent language as used herein means covered by a valid claim of an issued, unexpired patent within the Patent Rights or by a claim being presented in a pending patent application within the Patent Rights. Any claim being presented in a pending patent application will be deemed to be the equivalent of a valid claim of an issued, unexpired patent for purposes of the grant of the Sublicense.

(m)	“Sell, Sale, or Sold” means the provision of Licensed Services for which cash consideration is received by Sublicensee. A Sale of Licensed Services will be deemed completed at the time Sublicensee receives such consideration.

(n)	“Technology” means the process and apparatus of Licensor for the production enhancement of Vertical Wells using metallic plasma-generated, directed, nonlinear, wide-band, and elastic oscillations at resonance frequencies and includes for this purpose both the content of the Patent Rights and the content of any future patents including all improvements, modifications, enlargements, and extensions thereto.

(o)	“Technovita” means Technovita Technologies Corporation, the exclusive licensee of the Patent Rights and Technology in Canada.

(p)	“Vertical Wells” means vertical wells whose drift angle of hole or part thereof is from 0[o] to 55[o] in the inclined parts of the wellbore.

(q)	“Year 1 Key Performance Indicators” and “Year 2 Key Performance Indicators” shall have the respective meanings given to them in the Joint Venture Agreement.

ARTICLE 2

SUBLICENSING CONDITIONS

2.1	Conditions of Sublicensing.

Pursuant to Article XIV of the License Agreement, Sublicensee agrees:

(a)	to be bound by the applicable terms and conditions of the License Agreement; and

(b)	that Licensor is a third party beneficiary and entitled to enforce the applicable terms and conditions of this Sublicense Agreement.

ARTICLE 3

GRANT OF EXCLUSIVE RIGHTS

3.1	Sublicense Grant.

(a)	Subject to the terms and conditions contained in this Sublicense Agreement, Licensee hereby grants to Sublicensee an exclusive (except as provided in Section 3.1(b)) royalty-bearing sublicense to use the Technology and provide the Licensed Services within the Licensed Territory.

(b)	The Parties agree that Sublicensee is granted only the rights expressly defined in this Sublicense Agreement, and unless explicitly otherwise mutually agreed to by the Parties, Sublicensee is not granted any additional rights by Licensor or Licensee. Without limiting the foregoing, Licensee will retain the right to use the Technology for treatment of its own assets (including assets of its Affiliates) now owned or hereafter acquired within the Licensed Territory.

3.2	Improvements.

(a)	Licensor will have the full and unlimited ownership of all Improvements to the Technology developed by Licensor (“Licensor Improvements”), including all patent rights therein or arising with respect thereto together with any documentation developed by Licensor or its representatives or by any third party acting for or on Licensor’s behalf or under its direction.

(b)	Licensee will have the full and unlimited ownership of all Improvements to the Technology developed by Licensee (“Licensee Improvements”), including all patent rights therein or arising with respect thereto together with any documentation developed by Licensee or its representatives or by any third party acting for or on Licensee’s behalf or under its direction.

(c)	Licensor or Licensee, as applicable, will disclose to Sublicensee and Technovita any and all Licensor Improvements and Licensee Improvements that have reached a stage of development suitable for evaluation, testing, or commercial use or operation. Licensor or Licensee, as applicable, will permit Sublicensee and/or Technovita and their respective representatives to inspect, evaluate, and test all such Licensor Improvements and Licensee Improvements to determine whether they may be useful in the practice, development or application of the business of the Sublicensee or Technovita. If they are useful, Licensor or Licensee, as applicable, will permit Sublicensee and/or Technovita and their respective representatives to apply all such Licensor Improvements or Licensee Improvements to the business of Sublicensee and/or Technovita, as applicable, in Canada and its territories and possessions, without additional conditions and without the right to transfer such Licensor Improvements or Licensee Improvements to third parties by means of licenses or by any other means. The Parties expressly acknowledge and agree that Technovita is a third party beneficiary and entitled to enforce the applicable terms and conditions of this Sublicense Agreement.

(d)	Sublicensee will have the full and unlimited ownership of all Improvements to the Technology developed by Sublicensee (“Sublicensee Improvements”), including all patent rights therein or arising with respect thereto together with any documentation developed by Sublicensee or its representatives or by any third party acting for or on Sublicensee’s behalf or under its direction, provided that such ownership does not infringe upon Licensor’s or Licensee’s patent rights.

(e)	Sublicensee will disclose to Licensor and Licensee any and all Sublicensee Improvements that have reached a stage of development suitable for evaluation, testing, or commercial use or operation, and will permit Licensor, Licensee and their respective representatives to inspect, evaluate, and test all such Sublicensee Improvements. Sublicensee shall grant to each of Licensor and Licensee a perpetual, royalty-free, fully paid-up license to use and sublicense any Sublicensee Improvements; provided, however, that such license to Licensee shall be restricted to the United States of America, its territories and possessions, and Mexico.

(f)	Sublicensee may use Licensor Improvements, Licensee Improvements and Sublicensee Improvements only within the Licensed Territory.

ARTICLE 4

ROYALTIES AND FEES

4.1	Royalties.

(a)	Sublicensee will pay royalties directly to Licensor in an amount equal to seven and one half percent (7.5%) of Net Service Sales. Royalties paid by Sublicensee to Licensor resulting from Net Service Sales within the Licensed Territory will be applied toward the Minimum Royalty (as defined in the License Agreement) of Licensee under the License Agreement.

(b)	The Parties hereby acknowledge and agree that the royalties paid by Sublicensee to Licensor pursuant to Section 4.1(a) will be the exclusive consideration to Licensor or Licensee in connection with the use of the Technology and the provision of the Licensed Services in the Licensed Territory so long as this Agreement is in effect. For greater certainty, any distributions made by Sublicensee to Licensee pursuant to Article 7 or other applicable terms of the Joint Venture Agreement will not constitute Net Service Sales or Non-Royalty Sublicensing Consideration under the License Agreement, and no royalties will be required to be paid directly by Sublicensee to Licensee under the terms of this Agreement.

(c)	All royalties due pursuant to Section 4.1(a) will be payable to Licensor within thirty (30) days of the end of the calendar quarter to which such royalties are applicable, in accordance with the provisions of Section 4.2 below.

4.2	Records, Reports and Payment of Royalties.

For the duration of this Sublicense Agreement and for three (3) years thereafter, Sublicensee will keep complete and accurate records of Licensed Services and Net Service Sales as they relate to the royalty payments set forth in Section 4.1 above in sufficient detail to enable such royalties to be reasonably determined. Within thirty (30) days after the end of each calendar quarter, Sublicensee will furnish to Licensor and Licensee a written report setting forth the Net Service Sales for the calendar-quarter period together with royalties payable to Licensor for such quarter. Any royalty payment not paid on or before the date corresponding to thirty (30) days after the end of the calendar quarter for which such royalties are due and payable hereunder will accrue interest at a rate equal to one percent (1%) per calendar month or, if less, the maximum rate permitted under applicable law.

4.3	Audit Rights.

Sublicensee will permit Licensor, Licensee, or their respective representatives, at Licensor’s or Licensee’s expense, as applicable, to periodically examine Sublicensee’s books, ledgers, and records during regular business hours for the sole purpose of, and only to the extent necessary, to verify royalties paid to Licensor pursuant to Section 4.1; provided that Licensor or Licensee, as applicable, delivers to Sublicensee a written notice of Licensor’s or Licensee’s intention to conduct an inspection not less than ten (10) business days before the intended date of such inspection and provided further that only one (1) such inspection may be conducted during any calendar year. In the event that amounts due from Sublicensee to Licensor are determined to have been underpaid by an amount greater than five percent (5%) of the amount actually due, Sublicensee will pay the reasonable costs of such examination. Notwithstanding the above, each report delivered by Sublicensee to Licensor and Licensee pursuant to Section 4.2, will be deemed correct and accurate, and neither Licensor nor Licensee will have the right to inspect the records relating thereto, or otherwise challenge the accuracy of either such report or the records relating thereto, after the third anniversary of the date of delivery of such report to Licensor and Licensee.

ARTICLE 5

PATENT PROSECUTION AND MAINTENANCE

5.1	Registrations and Approvals of Patents.

(a)	Subject to Section 5.2, Licensor will be responsible for maintaining in full force and effect all patent applications and resulting patent registrations with respect to Patents set forth in Exhibit A, including following up and paying all renewal fees and being responsible for the day-to-day activities associated with the same.

(b)	Sublicensee may request of Licensor to obtain protection for the Patents in the Licensed Territory if such protection does not exist or for which no application is pending (each, a “New Jurisdiction”). Within fifteen (15) days of receipt of such request, Licensor will notify Sublicensee in writing indicating whether such requested is acceptable. If Licensor agrees to obtain such protection, the provisions of Section 5.1(a) will apply for such New Jurisdiction.

(c)	If Licensor declines Sublicensee’s request to obtain protection for the Patents for the New Jurisdiction, Licensor will nevertheless promptly take all steps necessary to obtain protection for the Patents in the New Jurisdiction provided that:

(i)	there is no application in good standing with respect to such Patents already pending in the New Jurisdiction;

(ii)	Licensor has the right under the laws of the New Jurisdiction to file or revive an application with respect to such Patents;

(iii)	the New Jurisdiction falls within the Licensed Territory; and

(iv)	Sublicensee undertakes to pay the reasonable costs incurred by Licensor to obtain and maintain such protection for the Patents in accordance with Section 5.2(b).

5.2	Payment of Patent Costs.

(a)	Licensor will bear the costs of prosecuting, renewing, and otherwise maintaining all patent applications and resulting patent registrations with respect to the Patents other than the costs contemplated in Section 5.1(c)(iv).

(b)	Sublicensee will bear the reasonable costs of prosecuting, renewing, and otherwise maintaining any patent applications and resulting patent registrations contemplated by Section 5.1(c). Unless otherwise agreed to by the Parties in writing, Sublicensee will advance all such costs to Licensor’s designated patent agent at least sixty (60) days prior to the date such costs will be incurred.

(c)	In the event that Sublicensee pays any costs pursuant to Section 5.2(b), Sublicensee will be entitled to deduct and retain an amount equal to the amount of such costs from the Royalties derived from Net Service Sales attributable to the New Jurisdiction.

5.3	Abandonment of Patents.

Without limiting Sublicensee’s rights and remedies for any default arising from the failure of Licensor to perform its obligations under Sections 5.1 or 5.2, if Licensor intends to abandon any of the Patents, rights in the Patents, patent applications, or the right to file under the Paris Convention for a foreign patent (herein called the “Patent Interest”) which it has assumed the responsibility to preserve under Sections 5.1 and 5.2, it will promptly notify Sublicensee of such intention and give Sublicensee sufficient notice to permit it to take all steps necessary to preserve such Patent Interest. Sublicensee will then have the right during a sixty (60) day period commencing with such notification to cure such default by assuming any such Patent Interest which Licensor intends to abandon and to undertake the procuring or preserving of such Patent Interest to itself. Licensor will cooperate with Sublicensee in such endeavour (including making an assignment of full right, title, and interest in the Patent Interest for the relevant jurisdiction) provided that Sublicensee will bear all costs (including any tax liability) in connection therewith, which will be set off against any Royalty payments due to Licensor hereunder. Further, in the event that Sublicensee procures or preserves a Patent Interest which Licensor abandoned or intended to abandon, royalties will remain payable by Sublicensee to Licensor pursuant to Section 4.1, but Sublicensee will be entitled to deduct and retain an amount equal to the amount of the reasonable costs incurred by Sublicensee in order to procure or preserve such Patent Interest for a given jurisdiction against those royalties derived from Net Service Sales attributable to that jurisdiction.

ARTICLE 6

THIRD PARTY INFRINGEMENT

6.1	Enforcement Against Infringement.

(a)	Each Party hereto will advise the others promptly of any instances of infringements, imitations, illegal use, or misuse of any Patent. During the duration of this Sublicense Agreement, Sublicensee will have the right to commence legal action for the enforcement of any Patents within the Licensed Territory, but prior to the commencement of any such action by Sublicensee, Sublicensee will advise Licensor, Licensee and Technovita by notice in writing of its intention to do so. The Parties will cooperate fully in the prosecution of any such action free of charge, and each agrees that it will be joined as a party plaintiff to the action and hereby authorizes such joinder. Each Party will have the right, at its own expense, to retain independent counsel who will be kept fully informed of all issues in the action, who will be advised in advance of each new step in the action, and who will be entitled to promptly receive copies of all pleadings, documents, and correspondence regarding the action. In the event that any such action is successfully prosecuted against an infringer, any damages, accounting of profits, award of legal costs, or other recovery will be applied as follows:

(i)	first to reimburse the Party hereto having carriage of the action for its reasonable legal expenses;

(ii)	second to reimburse the other Parties for their reasonable legal expenses incurred as a result of their cooperation or required involvement in the action; and

(iii)	third any remaining amounts will then be allocated 25% to Licensor with the remainder to Sublicensee and no royalties will be payable as a result of such remainder or with respect to the amounts referred to in Sections 6.1(a) and (b).

(b)	In the event that any such action is unsuccessful:

(i)	Licensor will be responsible for paying any legal costs which may be awarded to the successful defendant if Licensor had conduct of such action, and

(ii)	Licensor will be responsible for paying 25% of any legal costs which may be awarded to the successful defendant and Sublicensee will be responsible for paying 75% of such costs if Sublicensee had conduct of such action.

6.2	Opt-Out.

Notwithstanding Section 6.1, each of Licensor and Sublicensee will have the right to elect to opt out of any participation in the litigation described in Section 6.1 on written notice to the other party (the “Opt Out Notice”) within thirty (30) days of the commencement of the action. The Party having conduct of the litigation will promptly notify the other Parties of the commencement of the action and will promptly provide such Parties with copies of all pleadings in the action. In the event that a Party delivers an Opt Out Notice, that Party (i) will only be responsible to pay its proportionate share of costs awarded to a successful defendant which are referable to the period preceding the effective date of the Opt Out Notice, and (ii) will not be entitled to share in or receive any amounts successfully recovered against the infringer (and, where Licensor has opted out of the litigation, no royalties will be payable to Licensor in respect of any amounts recovered by Sublicensee).

ARTICLE 7

REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1	Representations, Warranties, and Covenants of Licensor.

Licensor represents, warrants and covenant that (a) Licensor owns all rights, titles, and interest in and to each of the Patent Rights, which are free from all claims, encumbrances, mortgages, liens, taxes, pledges, and similar defects of any kind; (b) Licensor has the exclusive right to grant licenses to the Technology in the Licensed Territory; (c) other than the License Agreement, Licensor has not previously granted, and will not grant while this Sublicense Agreement is in effect, any right, license or interest in the Technology or any portion thereof which is inconsistent with the rights and sublicense granted to Sublicensee herein; (d) the Technology does not infringe upon any intellectual property right of any third party; (e) there are no actions, suits, investigations, claims, or proceedings pending or threatened in any way relating to the Technology; (f) Licensor has obtained a valid assignment of intellectual property rights and waiver of moral rights from all persons who have contributed to the Technology; (g) Licensor is a corporation, duly organized, validly existing and in good standing under the laws of Russia and any other necessary jurisdictions that have legal impact on this Sublicense Agreement; (h) the execution, delivery, and performance of this Sublicense Agreement have been duly authorized by all necessary corporate action on the part of Licensor; (i) this Sublicense Agreement constitutes the legal and binding obligations of Licensor and is enforceable against Licensor in accordance with its terms; and (j) Licensor has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Sublicense Agreement and to perform the obligations herein.

7.2	Representations, Warranties, and Covenants of Licensee.

Licensee represents, warrants, and covenants that (a) Licensee is a corporation, duly organized validly existing, and in good standing under the laws of the province of Alberta, Canada; (b) Licensee has the exclusive right to grant sublicenses to the Technology in the Licensed Territory; (c) other than this Sublicense Agreement, Licensee has not previously granted, and will not grant while this Sublicense Agreement is in effect, any right, license or interest in the Technology or any portion thereof which is inconsistent with the rights and sublicense granted to Sublicensee herein, (d) the execution, delivery, and performance of this Sublicense Agreement have been duly authorized by all necessary corporate action on the part of Licensee; (e) this Sublicense Agreement constitutes the legal and binding obligations of Licensee and is enforceable against Licensee in accordance with its terms; and (f) Licensee has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Sublicense Agreement and to perform its obligations under this Sublicense Agreement.

7.3	Representations, Warranties, and Covenants of Sublicensee.

Sublicensee represents, warrants, and covenants that (a) Sublicensee is a limited liability company, duly organized, validly existing, and in good standing under the laws of the state of Delaware; (b) the execution, delivery, and performance of this Sublicense Agreement have been duly authorized by all necessary corporate action on the part of Sublicensee; (c) this Sublicense Agreement constitutes the legal and binding obligations of Sublicensee and is enforceable against Sublicensee in accordance with its terms; and (d) Sublicensee has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Sublicense Agreement and to perform its obligations under this Sublicense Agreement.

7.4	Effect of Representations, Warranties, and Covenants.

If the representations and warranties made by a Party under this Article 7 are not true and accurate, or if the covenants made by a Party under this Agreement are not upheld and complied with, and another Party incurs damages, liabilities, costs, or other expenses as a result of such falsity or non-compliance, the Party making such representations, warranties, and covenants will indemnify and hold the other Parties harmless from and against any such damages, liabilities, costs or other expenses incurred as a result of such falsity or such noncompliance.

ARTICLE 8

CONFIDENTIAL INFORMATION

8.1	General.

All Confidential Information supplied by any Party pursuant to this Sublicense Agreement will be treated as confidential by the receiving Party and will be used solely to enable the transactions and activities contemplated by these terms or as otherwise permitted under this Sublicense Agreement. All documents containing or disclosing Confidential Information will at all times be and remain the property of the disclosing Party.

8.2	Duty Not to Disclose.

The Parties covenant and agree to keep Confidential Information strictly confidential, only to be disclosed on a need to know basis to parties who are bound by similar confidentiality obligations.

8.3	Reasonable Efforts.

The Parties hereby agree to make such efforts as may be appropriate and to require third parties to whom Confidential Information has been disclosed in accordance with Section 8.2 to make similar efforts to prevent the unauthorized use and disclosure of and to keep confidential all such Confidential Information, including:

(a)	taking all reasonable steps to ensure that Confidential Information is disclosed only to responsible persons who have first been properly instructed to maintain such Confidential Information in confidence;

(b)	taking all reasonable steps to ensure all documents are safeguarded against theft, damage, or access by unauthorized persons; and

(c)	not disclosing the terms and conditions of this Sublicense Agreement except to those third parties who have a reasonable need to know such terms and conditions and who have agreed to treat and maintain such information as Confidential Information.

8.4	Permitted Disclosure.

Nothing contained herein will prevent either party from making disclosure of any of the Confidential Information to:

(a)	any authorized body for the sole purpose of obtaining registration of any Patent for any invention or discovery which is the subject of this Sublicense Agreement; or

(b)	any other person, firm, or corporation for the purpose of (i) promoting the sale or use of Sublicensee products and services, and (ii) meeting the due diligence requirements of prospective investors of any Party and their authorized employees, agents, and representatives provided that the disclosing Party will obtain from the persons to whom such disclosure is made a written covenant of nondisclosure.

8.5	Remedies Upon Wrongful Disclosure.

The Parties agree that in the event the provisions of confidentiality herein are violated, such violation constitutes a breach of this Sublicense Agreement and may result in grave and serious injury and damage to the affected Party. Therefore, in the event of such breach, the Parties agree that in addition to any other rights or remedies which the affected Party may have under applicable law, the affected Party will have the right to seek equitable relief such as an injunction or any other appropriate order preventing or prohibiting the disclosing Party from continuing any violation of the provisions hereof.

ARTICLE 9

TERM AND TERMINATION

9.1	Term.

This Sublicense Agreement will become effective on the Effective Date and will continue unless terminated earlier by one of the Parties in accordance with its terms.

9.2	Termination.

(a)	Licensee will have the right to terminate this Sublicense Agreement in accordance with the terms of the Joint Venture Agreement or upon any breach by Sublicensee of its payment or reporting obligations or breach of any other terms and conditions of this Sublicense Agreement that would constitute a breach of the License Agreement if such acts were performed by Licensee.

(b)	Upon any breach under this Sublicense Agreement by Sublicensee, Licensee will provide Sublicensee with written notice within seven (7) days of the breach specifying in reasonable detail the nature of the breach. After written notice is delivered, a reasonable opportunity to cure consisting of 30 days for a payment breach and 60 days for a non-payment breach will be extended to Sublicensee. If Sublicensee fails to cure the breach within the allotted opportunity to cure, Licensee may terminate the Sublicense Agreement within 30 days thereafter.

(c)	Upon termination, Sublicensee will cease providing Licensed Services and will tender payment to Licensor of all accrued royalties owed as of the later of the (i) effective date of termination or (ii) date that Sublicensee receives its last payment for Licensed Services. Upon any Party becoming entitled to pursue remedies against another Party, such Party may declare the other Party in default under this Sublicense Agreement and exercise any remedy provided by law or in equity or in this Sublicense Agreement, including, but not limited to, damages. Upon any Party electing to terminate this Sublicense Agreement, this Sublicense Agreement will cease and come to an end as if that were the day originally fixed herein for the expiration of the Term. All remedies of any Party under this Sublicense Agreement will be cumulative. The failure to assert any remedy or waiver of any event of default will not be deemed to be a waiver of such remedy or event of default at later dates. Notwithstanding the foregoing, upon termination of this Sublicense Agreement pursuant to this Section 9.2, all rights and sublicenses granted herein to Sublicensee under this Sublicense Agreement will terminate, Sublicensee will promptly return to Licensee any Confidential Information received prior to such termination, and Sublicensee will be no longer be entitled to use any such Confidential Information for any purpose.

(d)	In the event Sublicensee’s financial performance in a relevant period deviates by more than 5% from any Year 1 Key Performance Indicator or Year 2 Key Performance Indicator, then Licensee shall have the right to terminate this Sublicense Agreement in accordance with the provisions of Section 11.1(b) of the Joint Venture Agreement.

9.3	Termination of License Agreement.

In the event of a termination of the License Agreement, this Sublicense Agreement shall remain in full force and effect, however the Licensor shall have the right to terminate this Sublicense Agreement upon thirty (30) days written notice to Sublicensee.

9.4	Events of Default.

(a)	Monetary Defaults. If any Party fails to pay any amounts hereunder when due (whatever the reason for such failure and whether it be voluntary or involuntary or come about or be effected by operation of law or judicial or governmental or administration action or otherwise), the non-defaulting Party will have the full right at such non-defaulting Party’s election to take any of the remedies set forth in Section 9.2 of this Sublicense Agreement.

(b)	Non-monetary Defaults. In the event of a breach of any covenant of this Sublicense Agreement by any Party, other than the failure to pay amounts hereunder when due (whatever the reason for such breach and whether it be voluntary or involuntary or come about or be effected by operation of law or judicial or governmental or administrative action or otherwise), the non-defaulting Party will have the full right to take any of the remedies set forth in Section 9.2. It is further provided that the following will be events of default of any Party hereunder (whatever the reason for such default and whether it be voluntary or involuntary or come about or be effected by operation of law or judicial or governmental or administrative action or otherwise) entitling the non-defaulting Party, without notice, to take any of the remedies set forth in Section 9.2: (i) the making of any general assignment for the benefit of creditors by such Party, or (ii) the voluntary or involuntary commencement of proceedings under any bankruptcy or insolvency laws which results in the the entry of an order for relief or which remains undismissed, undischarged or unbonded for a period of 60 days or more.

Notwithstanding any provision set forth herein to the contrary, the expiration or earlier termination of this Sublicense Agreement will not release any Party from any obligation theretofore accrued.

ARTICLE 10

INDEMNIFICATION

10.1	Indemnification by Licensor.

Licensor will hold harmless and indemnify Sublicensee, its Affiliates, and their respective directors, officers, employees, and agents from and against any claims, demands, or causes of action whatsoever, including without limitation those arising on account of any damage to property caused by, arising out of, or resulting from, the Technology or the exercise or practice of the rights and sublicense granted hereunder, except to the extent that any such claims, demands, or causes of action arise as a result of Sublicensee’s negligence or willful misconduct. Notwithstanding the foregoing, to the extent that Sublicensee materially alters any of the Technology or any claim arises from Sublicensee’s application or use thereof rather than from the Technology directly, the duties and obligations of Licensor set forth in this Section 10.1 will not be applicable.

10.2	Indemnification by Sublicensee.

Sublicensee will hold harmless and indemnify Licensee, Licensor, their respective Affiliates, and their respective officers, employees, and agents from and against any claims, demands, or causes of action whatsoever, including without limitation those arising on account of any damage to property caused by, or arising out of, or resulting from, the exercise or practice of the rights granted hereunder, except to the extent that any such claims, demands, or causes of action arise as a result of the negligence or willful misconduct of Licensee or Licensor. Sublicensee further agrees to protect, defend, indemnify, and hold Licensee and Licensor harmless from and against any and all claims, demands, liabilities, and causes of action brought or presented by third parties for personal injury or property or equipment damage which is attributable to Sublicensee’s negligence in connection with the use or application of the Technology.

10.3	Indemnification for Intellectual Property Rights.

(a)	Licensor will defend, indemnify, and hold harmless Sublicensee, its Affiliates, and their respective directors, officers, employees, and agents from and against any claim, suit, demand, or action alleging that any use or application of the Technology when used in accordance with the terms hereof, infringes any patent, copyright, trade secret, or other proprietary right of any third party under the laws of any country. Licensor will indemnify Sublicensee, its Affiliates, and their respective directors, officers, employees, and agents against all costs, expenses, and damages arising from any such claim, suit, demand, or action; provided that:

(i)	Sublicensee gives Licensor prompt written notice of such claim, suit, demand, or action;

(ii)	Sublicensee cooperates with Licensor in the defense and settlement thereof; and

(iii)	Licensor has control of the defense of such claim, suit, demand, or action and the settlement or compromise thereof.

The indemnity will include, without limitation, the reasonable costs incurred by Sublicensee or its representatives to prepare for and attend as witnesses, to provide document discovery, and to obtain independent legal counsel in the event of a conflict that prohibits Licensor’s counsel from acting also as defense counsel for Sublicensee. The indemnity will not include costs incurred at the election of Sublicensee after Licensor has assumed conduct of the litigation which are not necessary and are incidental to the litigation, such as the costs of obtaining an independent review of the pleadings, proceedings, or settlement negotiations. Without limiting the foregoing, Sublicensee will have the right, at its own expense, to retain independent counsel who will be kept fully informed of all issues in the action, who will be advised in advance of each new step in the action, and who will be entitled promptly to receive copies of all pleadings, documents, and correspondence regarding the action. Licensor will have no liability to Sublicensee for any infringement action or claim that is based upon or arises out of the use by Sublicensee of Sublicensee Improvements.

(b)	If conditions of legal interference (“Legal Interference”), including but not limited to, litigation filed by a third party or an injunction, temporary or final, is threatened or obtained by a third party in any particular country against Sublicensee’s use or application of the Technology by reason of infringement of a patent, copyright, trade secret, or other proprietary right of any third party within that particular country, Licensor may, at its option and expense:

(i)	procure for Sublicensee the right to continue use or application of the Technology in the particular country;

(ii)	replace or modify the Technology for Sublicensee or such infringing portion thereof so it no longer infringes such patent, copyright, trade secret, or other proprietary right in that particular country, provided that the utility or performance is not adversely affected by such replacement or modification in that particular country; or

(iii)	authorize Sublicensee, at the expense of Licensor and through written instructions from Licensor, to pursue legal action in the name of Sublicensee and to join Licensor as a voluntary party plaintiff in order to procure continued use by Sublicensee of the Technology.

(c)	Licensor will have no liability to Sublicensee for any infringement action or claim that is based upon or arises out of the use by Sublicensee of the Technology, or any portion thereof, in combination with any other system, equipment, or apparatus not furnished by Licensor, in the event that but for such use in combination with such other system, equipment, or apparatus, the claim of infringement would not have been made.

(d)	This Section 10.3 sets forth the exclusive remedy of Sublicensee against Licensor with respect to any action or claim for any alleged patent, copyright, trade secret, or other proprietary right infringement by the Technology or any component or any portion thereof. Section 10.3 also sets forth the exclusive remedy for any claim of lost business or consequential business damages due to Sublicensee’s inability to conduct business or meet any contractual business obligations incurred by Sublicensee. This Section 10.3 will survive the expiration or any early termination of this Sublicense Agreement.

ARTICLE 11

LIMITATION OF LIABILITY; DISCLAIMER OF WARRANTIES

11.1	Disclaimer of Certain Damages.

TO THE MAXIMUM EXTENT PERMITTED BY LAW, NO PARTY OR ANY OF ITS AFFILIATES OR THEIR RESPECTIVE AGENTS, EMPLOYEES, OFFICERS, OR DIRECTORS WILL BE LIABLE TO ANOTHER PARTY OR ANY THIRD PERSON UNDER THIS SUBLICENSE AGREEMENT FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, RELIANCE OR PUNITIVE DAMAGES OR LOST OR IMPUTED PROFITS OR ROYALTIES, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY) INDEMNITY, OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE.

11.2	Applicability of Limitations.

THE PARTIES AGREE THAT THE LIMITATIONS SPECIFIED IN THIS ARTICLE 11 WILL SURVIVE AND APPLY EVEN IF ANY LIMITED REMEDY SPECIFIED IN THIS SUBLICENSE AGREEMENT IS FOUND TO HAVE FAILED ITS ESSENTIAL PURPOSE.

ARTICLE 12

CURRENCY

12.1	All payments due hereunder and contemplated herein are to be made in US dollars unless expressly set forth herein to the contrary

ARTICLE 13

MISCELLANEOUS AND GENERAL

13.1	Interpretation.

(a)	Whenever the words “include”, “includes”, or “including” are used in this Sublicense Agreement, they will be deemed to be followed by the words “without limitation.”

(b)	The words “hereof”, “hereby”, “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Sublicense Agreement as a whole and not to any particular provision of this Sublicense Agreement. The words article, section, paragraph, exhibit, and schedule are references to the articles, sections, paragraphs, exhibits, and schedules of this Sublicense Agreement unless otherwise specified.

(c)	The plural of any defined term will have a meaning correlative to such term defined in the singular, the singular of any defined term will have a meaning correlative to such term defined in the plural, and words denoting any gender will include all genders. Where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning.

(d)	A reference to any Party to this Sublicense Agreement or any other agreement or document will include such Party’s permitted successors and permitted assigns.

(e)	The Parties have participated jointly in the negotiation and drafting of this Sublicense Agreement. In the event an ambiguity or question of intent or interpretation arises, this Sublicense Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Sublicense Agreement.

13.2	Payment of Expenses and Other Payments.

Except as otherwise expressly provided in this Sublicense Agreement, each Party hereto will pay its own expenses incident to preparing, entering into, and carrying out this Sublicense Agreement and the consummation of the transactions contemplated hereby.

13.3	Amendment.

This Sublicense Agreement may be amended only by a written agreement signed by each Party hereto.

13.4	Waiver.

Any agreement on the part of a Party to any waiver of any provision hereof will be valid only if set forth in an instrument in writing signed by such Party. The failure of any Party at any time or times to demand performance of any provision hereof will in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Sublicense Agreement. No waiver of any condition or breach of any term contained in this Sublicense Agreement in one or more instances will be deemed or construed as a further or continuing waiver of such condition or breach.

13.5	Counterparts.

For the convenience of the Parties hereto, this Sublicense Agreement may be executed in counterparts, each counterpart being deemed to be an original instrument, and such counterparts will together constitute one agreement.

13.6	Governing Law and Venue.

(a)	Governing Law. This Sublicense Agreement and its effect are subject to and will be construed and enforced in accordance with the law of the State of Texas without giving effect to any applicable conflicts of laws principles, except as to any issue which by the law of Texas depends upon the validity, scope, or enforceability of any patent within the Patent Rights, which issue will be determined in accordance with the applicable patent laws of the country of such patent.

(b)	Venue. Each Party hereto irrevocably submits to the jurisdiction of any federal or state court sitting in the city of Houston and state of Texas in any action or proceeding arising out of or relating to this Sublicense Agreement, and each hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such federal or state court.

13.7	Notices.

Any notice, request, instruction, or other document to be given hereunder by any Party to another Party will be in writing and will be deemed given when delivered personally, upon receipt of a transmission confirmation (with a confirming copy sent by overnight courier) if sent by facsimile, or like transmission and on the next business day when sent by Federal Express, United Parcel Service, Express Mail, or other reputable overnight courier, as follows:

If to Licensee, to: Novas Energy USA Inc.

1701 Commerce Street, 2nd Floor

Houston, TX 77002
Attention:	John Huemoeller

President and CEO

If to Licensor, to: Novas Ltd.

142787 Business Park Rumyancevo bld. 2,

529 G office, P.O. box #11

Leninsky District, Moscow

Attention: Nikita P. Ageev
CEO
+7 (495) 225-62-40 (telephone)

info@novas-energy.ru

If to Sublicensee, to: Novas Energy North America, LLC

Suite 350 1122 4th Street SW

Calgary, Alberta T2R 1M1
Attention:	Kenneth A. Stankievech

President and CEO

(403) 874-2338 (telephone)

kstankievech@technovita.ca

Other persons or addresses may be designated in writing by the Party to receive such notice. Nothing in this Section 13.8 will be deemed to constitute consent to the manner and address for service of process in connection with any legal proceeding (including litigation arising out of or in connection with this Sublicense Agreement), which service will be effected as required by applicable law.

13.8	Parties in Interest.

This Sublicense Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

13.9 Captions.

The article, section, and paragraph captions herein are for convenience of reference only, they do not constitute part of this Sublicense Agreement, and they will not be deemed to limit or otherwise affect any of the provisions hereof.

13.10	Compliance with Laws.

Each Party will perform this Sublicense Agreement in compliance with all applicable federal, provincial, national, state and local laws, rules, and regulations and will indemnify the other Parties for loss or damage sustained because of such Party’s noncompliance with any such law, rule, or regulation. Each Party will furnish to the other Parties any information requested or required by such Parties during the Term of this Agreement to enable such Parties to comply with the requirements of any Canadian or foreign federal, provincial, or governmental agency.

13.11	Survival.

Articles 1, 4, 7, 8, 9, 10, 11, 12 and 13 of this Sublicense Agreement will survive expiration or termination of this Sublicense Agreement for any reason.

13.12	Force Majeure.

No Party will be held responsible for any delay or failure in performance hereunder caused by strikes, embargoes, unexpected government requirements, civil or military authorities, acts of God, earthquake, or by the public enemy or other causes reasonably beyond such Party’s control and without such Party’s fault or negligence.

13.13	Independent Contractors.

This Sublicense Agreement does not create and will not be construed by the Parties or any third person as creating any agency, partnership, joint venture, or employment relationship between or among the Parties. The relationship of the Parties under this Sublicense Agreement will be solely that of independent contractors. Each Party will be solely responsible for the conduct of its respective agents and employees in connection with that Party’s performance of its duties and obligations under this Sublicense Agreement.

13.14	Recording of Agreement.

Licensor, at its own expense, will take such steps as may be required to satisfy the laws and requirements of each jurisdiction within the Licensed Territory with respect to declaring, recording, or otherwise rendering this Sublicense Agreement valid in such jurisdictions.

13.15	Assignment.

This Sublicense Agreement shall not be assigned by any Party without the prior written consent of the other Parties hereto; provided, however, that any Party shall be entitled to assign their rights under this Sublicense Agreement to an Affiliate that is either owned by or controlled by it or that controls it. A change of control of a Party shall not be deemed an assignment for purposes of this Sublicense Agreement.

13.16	Severability.

If any provision of this Sublicense Agreement be found by a court to be void, invalid, or unenforceable, the same will be reformed to comply with applicable law or stricken if not so conformable so as not to affect the validity or enforceability of this Sublicense Agreement.

13.17	Entire Agreement.

The Parties acknowledge that this Sublicense Agreement sets forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all prior discussions, agreements, and writings in respect hereto.

13.18	Nature of Agreement.

The Parties expressly acknowledge and agree that they are entering into this Sublicense Agreement with the full understanding that the terms and conditions of this Sublicense Agreement are expressly intended to define and limit the respective rights and obligations of the Parties, including, without limitation, rights and obligations that, but for this Sublicense Agreement might otherwise exist or arise before or after any termination of this Sublicense Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties, by executing this signature page, hereby adopt all of the terms, provisions, and conditions contained in this Sublicense Agreement as of the Effective Date.

NOVAS ENERGY (USA) INC. (Licensee)

By:	/s/ John W. Huemoller II
Name:	John W. Huemoller II
Title:	President
Date:	October 22, 2015

NOVAS ENERGY GROUP LIMITED (Licensor)

By:	/s/Ageev Nikita
Name:	Ageev Nikita
Title:	Director
Date:	October 22, 2015

NOVAS ENERGY NORTH AMERICA LLC (Sublicensee)

By:	/s/ Kenneth A. Stankievech
Name:	Kenneth A. Stankievech
Title:	President
Date:	October 22, 2015

Schedule A: Patents

NOVAS Intellectual Property Patents and Patent Applications

Licensor has following intellectual property:

Patent assignment # US 502004448 “Ideal non-linear wide-band well source of periodic directed elastic fluctuations, equipped with a metallic plasma creation device to stimulate hydrocarbon productive deposit at resonance frequencies”

Schedule B

License Agreement